MERIDIAN FUND, INC.

SHAREHOLDER SERVICING PLAN

This Shareholder Servicing Plan (the “Plan”) relating to the classes of shares listed on Exhibit I hereto (collectively, the “Shares”) of Meridian Fund, Inc. (the “Corporation”), on behalf of each series thereof listed on Exhibit I (each, a “Fund”), has been adopted by the Board of Directors of the Corporation (the “Board”).

Section 1. The Corporation, on behalf of each Fund, will pay to Destra Capital Investments LLC (“Destra”) and such other persons as may from time to time be engaged and appointed by the Corporation and/or Destra to provide, directly or indirectly (e.g., through preparation of reports and other communications intended for holders of Shares), personal/liaison and related shareholder support services to holders of Shares serviced by it, a fee (the “Service Fee”), as compensation for the provision of such services, at an annual rate not to exceed the percentage of the Fund’s average daily net assets attributable to such class of Shares of the Fund set forth on Exhibit I.

Subject to such limit and subject to the provisions of Section 6 hereof, the Service Fee shall be as approved from time to time by (a) the directors of the Corporation (the “Directors”) and (b) the Disinterested Directors (as defined below). The Service Fee shall be accrued daily and paid monthly or at such other intervals as the Directors shall determine. All payments under this Plan are intended to qualify as “service fees” as defined in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time, or any such applicable provisions of the Rules of the Financial Industry Regulatory Authority, Inc. (the successor to the National Association of Securities Dealers, Inc.).

Section 2. The Service Fee may be used by Destra, or any other recipient, for (a) payment of expenses (including overhead expenses) of Destra or such other recipient for providing, directly or indirectly (e.g., through preparation of reports and other communications intended for holders of Shares), personal/liaison and related shareholder support services to holders of Shares, including, but not limited to, those services set forth in Appendix A to the Form of Shareholder Servicing Agreement set forth as Exhibit II hereto, or (b) payments made (or directed to be made) by Destra to any banks, brokers, dealers, insurance companies or other entities (including, but not limited to, any affiliate of Destra) (“Financial Intermediaries”) with which Destra has entered into a written agreement for this purpose, for providing personal/liaison services to holders of Shares. The Service Fee may be in excess of the cost incurred by Destra or any other recipient in connection with the provision of personal/liaison services to holders of Shares.

Section 3. Any properly authorized officer of the Corporation may execute and deliver, in the name of and on behalf of the Corporation, a written agreement with Destra and/or one or more Financial Intermediaries in such a form as may be approved by the Board from time to time and on such additional forms of agreement as such officer deems appropriate (“Shareholder Servicing Agreement”); provided that the officer determines that the Corporation’s responsibility or liability to any person under, or on account of any acts or statements of any such Financial Intermediary under, any such Shareholder Servicing Agreement does not exceed its responsibility or liability under the form(s) approved by the Board; and

provided further that such officer determines that the overall terms of any such Shareholder Servicing Agreement are not materially less advantageous to the Corporation than the overall terms of the form(s) approved by the Board. In addition, the Corporation may, pursuant to an agreement with Destra, authorize Destra to enter into agreements on behalf of the Corporation with one or more Financial Intermediaries in such a form as may be approved by the Board from time to time and on such additional forms of agreement as Destra deems appropriate; provided that Destra determines that the Corporation’s responsibility or liability to any person under, or on account of any acts or statements of any such Financial Intermediary under, any such agreement does not exceed its responsibility or liability under the form(s) approved by the Board; and provided further that Destra determines that the overall terms of any such agreement are not materially less advantageous to the Corporation than the overall terms of the form(s) approved by the Board.

Section 4. Destra and any other person authorized to direct the disposition of monies paid or payable by the Corporation pursuant to this Plan or any related agreement shall provide to the Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 5. This Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940, as amended (the “1940 Act”), or the rules and regulations thereunder) of both the Board and a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on this Plan.

Section 6. This Plan may not be amended to increase materially the amount of expenses permitted pursuant to Section 1 hereof without approval by a vote of at least a majority of the Board and a majority of the Disinterested Directors, and all material amendments of this Plan shall be approved in the manner provided for continuation of this Plan in Section 5.

Section 7. This Plan is terminable at any time with respect to any class of Shares of any Fund by vote of a majority of the Disinterested Directors, or by vote of a majority of the outstanding Shares of such class.

Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

A. That such agreement may be terminated with respect to any class of Shares of a Fund at any time, without payment of any penalty, by vote of a majority of the Disinterested Directors or by vote of a majority of the outstanding Shares of such classes of the Fund, on not more than 60 days’ written notice to any other party to the agreement; and

B. That such agreement shall terminate automatically in the event of its assignment.

Section 9. The Corporation will preserve copies of this Plan, agreements, and any written reports regarding this Plan presented to the Board for a period of not less than six years, the first two years in an easily accessible place.

Section 10. As used in this Plan, (a) the term “Disinterested Directors” shall mean those Directors who are not interested persons of the Corporation, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, and (c) the term “majority of the outstanding Shares of the Fund” shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the 1940 Act, all subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 11. This Plan is adopted by the Directors as Directors of the Corporation, and not individually, and the obligations of the Corporation hereunder are not those of the Directors, officers, representatives or agents of the Corporation individually, but in such capacities, and are not binding upon any of the Directors, shareholders, officers, representatives or agents of the Corporation personally, but bind only the assets of the Corporation, and all persons dealing with the Corporation or a Fund must look solely to the Corporation property belonging to such Fund for the enforcement of any claims against the Corporation.

Adopted: November 1, 2013.

Exhibit I

Meridian Fund, Inc.

Funds	Institutional Class Shares	Advisor Class Shares	Retirement Class Shares
Meridian Equity Income Fund	0.25%	0.25%	0.25%
Meridian Growth Fund	0.25%	0.25%	0.25%
Meridian Contrarian Fund	0.25%	0.25%	0.25%
Meridian Small Cap Growth Fund	0.25%	0.25%	0.25%

Current as of the 1st day of November, 2013.

Exhibit I

Exhibit II

MERIDIAN FUND, INC.

FORM OF SHAREHOLDER SERVICING AGREEMENT

Exhibit II